DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1997 AND DECEMBER 31, 1996

                                          March 31,     December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  472,284       $  384,938
PROPERTY                                  6,225,398        6,305,096

OTHER ASSETS                                 49,691           19,566

TOTAL                                    $6,747,373       $6,709,600

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  275,698       $  257,276

PARTNERS' EQUITY:
     General Partners                       (24,952)         (25,145)
     Limited Partners                     6,496,628        6,477,469

  Total partners' equity                  6,471,676        6,452,324

TOTAL                                    $6,747,374       $6,709,600

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996


                                         March 31,         March 31,
                                           1997              1996
REVENUES:

Rental Income                            $  463,572        $  438,629
Interest                                      2,526             1,373
     Total revenues                         466,098           440,002

EXPENSES:

Operating Expenses                          224,942           234,274
General and Administrative                   45,036            45,482
     Total expenses                         269,978           279,756


NET INCOME                               $  196,120        $  160,246


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  194,159        $  158,644
    General partners                          1,961             1,602

TOTAL                                    $  196,120        $  160,246

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     9.71        $     7.93


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995           ($22,992)     $6,690,624   $6,667,632

NET INCOME                               1,602         158,644      160,246
DISTRIBUTIONS                           (1,768)       (175,000)    (176,768)

EQUITY AT MARCH 31, 1996              ($23,158)     $6,674,268   $6,651,110

EQUITY AT DECEMBER 31, 1996           ($25,145)     $6,477,469   $6,452,324

NET INCOME                               1,961         194,159      196,120
DISTRIBUTIONS                           (1,768)       (175,000)    (176,768)

EQUITY AT MARCH 31, 1997              ($24,952)     $6,496,628   $6,471,676

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                      March 31,          March 31,
                                        1997               1996
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 196,120          $ 160,246

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation and amortization        79,697             79,697

     Changes in assets and
      	liabilities:

     Increase in other assets            (30,125)           (13,428)
     Increase in liabilities              18,422              5,746

Net cash provided by
  operating activities                   264,114            232,261

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (176,768)          (176,768)

NET INCREASE CASH AND
   CASH EQUIVALENTS                       87,346             55,493

CASH AND CASH EQUIVALENTS:

     At beginning of period              384,938            277,455
     At end of period                  $ 472,284          $ 332,948


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and
Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1997, and for the periods ended March 31, 1997, and 1996 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of March 31, 1997, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of March 31, 1997, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,420,554
        Furniture and equipment                     7,594
        Total                                   8,322,398
        Less: Accumulated Depreciation        ( 2,097,000)
        Property - Net                       $  6,225,398

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.